Exhibit 10.1

FIFTH AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amended Agreement”) made and entered into on this 27th day of June, 2016 (the “Effective Date”), between CapStar Financial Holdings, Inc., a Tennessee corporation established to be a bank holding company, headquartered in Nashville, Davidson County, Tennessee, hereinafter referred to as “Company” and Claire W. Tucker, hereinafter referred to as “Executive.”

W I T N E S S E T H

WHEREAS, Executive has been employed by CapStar Bank (“Bank”) as its President and Chief Executive Officer since its organization in 2007; and

WHEREAS, Executive and Bank previously entered into a Fourth Amended and Restated Employment Agreement on May 4, 2015 (the “Prior Agreement”) regarding the rendering of services for the periods set forth in the Prior Agreement; and

WHEREAS, Company desires to amend and restate the Prior Agreement in order to continue to employ Executive to render services to it for the periods and upon the terms and conditions provided for in this Amended Agreement; and

WHEREAS, Executive wishes to continue to serve in the employ of Company for the period and upon the terms and conditions provided for in this Amended Agreement.

NOW, THEREFORE, for the reasons set forth above and in consideration for the mutual promises and agreements set forth herein, Company and Executive agree as follows:

1. Amendment of Prior Agreement. Company and Executive hereby amend and restate the Prior Agreement in its entirety, and hereby substitute this Amended Agreement for the Prior Agreement.

2. Employment. Subject to continued approval of the Tennessee Department of Financial Institutions and other bank regulatory agencies having jurisdiction over the operations of Company, Company hereby agrees that effective on the Effective Date, Executive will continue to be employed by Company as its Chief Executive Officer pursuant to the terms of this Amended Agreement. Executive agrees to devote her best efforts and her full-time employment to the Company’s business and strategic planning and perform such other related activities and duties as the board of directors of Company (the “Board”) may, from time to time, determine and assign to Executive. The Executive’s services and decisions shall be subject to the review, modification and control of the Board. Service on the Board shall be included in the scope of Executive’s employment if she so serves.

3. Compensation. During the term of Executive’s employment hereunder (the “Term”):

(a) Salary. For the services provided for herein, Company shall pay to Executive, and Executive shall accept from Company, a base salary of Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00), per annum (Executive’s “Base Salary”), subject to any and all withholdings and deductions required by law, payable in accordance with the customary payroll practices of Company. During the term of this Amended Agreement, Executive’s Base Salary shall be reviewed from time to time by the Board, and, may be increased, but not decreased below the Base Salary, from time to time by the Board, based upon such factors as it may establish from time to time.

(b) Benefits. Company will provide to Executive, consistent with the terms and conditions of the respective plans, and pay the cost of, such employee benefits as are provided to Executive Officers of Company generally under benefit plans adopted by Company or Bank from time to time (Company or Bank’s “Employee Benefit Plans”). These Employee Benefit Plans may include vacation days, sick days or other types of paid or unpaid leave, insurance programs, pension plans, profit sharing plans, bonus plans, stock option plans, restricted stock plans or other stock-based incentive plans, and other employee benefit plans. Provision of such benefit plans by Company or Bank is within the sole discretion of Company and Bank, and any such benefits may be amended, modified or discontinued at any time by Company or Bank.

(c) Reimbursements. Upon timely and well-documented requests by Executive submitted within one month from the payment of such expenses by Executive, Company will reimburse Executive for Executive’s costs and expenses incurred in connection with the performance of Executive’s duties or otherwise for the benefit of bank, specifically including any business expenses incurred with the prior approval of the Board. Such reimbursements shall be made in accordance with the policies established by Company from time to time, recognizing that Company may have different reimbursement policies for executive officers, and likewise may have different reimbursement policies for Executive as Chief Executive Officer. Such reimbursements may be approved by Company on a one-time basis for a particular expenditure, or on an ongoing basis, such as club memberships, automobile expense reimbursements, etc., but such ongoing approvals shall be subject to change from time to time.

4. Term of Employment; Renewal. The extended term of Executive’s employment pursuant to this Amended Agreement (the “Renewal Term”) shall commence on the Effective Date and shall end on May 31, 2019.

5. Termination of Employment.

(a) Termination By Bank. Notwithstanding any of the foregoing provisions in this Amended Agreement, Company, by action of the Board, may terminate the employment of Executive hereunder without notice at any time for Cause or without Cause. For purposes of this Amended Agreement, “Cause” includes, but is not limited to: (i) any material breach of the terms of this Amended Agreement which negatively impacts Company; (ii) personal dishonesty, fraud, disloyalty, or theft; (iii) disclosure of Company’s confidential information except in the course of performing her duties while employed by the Company; (iv) willful illegal or disruptive conduct which impairs the reputation, goodwill or business position of the Company; (v) breach of fiduciary duty involving personal profit; (vi) any order or request for removal of Executive by any regulatory authority having jurisdiction over Company; (vii) or Executive’s disability, as defined in any disability insurance policy with benefits payable to Executive, or if there is no such disability insurance policy, then as defined in Company or Bank’s established policy applicable to executive officers (“Disability”). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly constituted meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons therefor. The Executive shall have the right to appear and defend Executive at any meeting of the Board at which such a resolution is considered.

(b) For Cause. In the event of a termination by Company for Cause, the Executive shall be entitled to receive only the compensation that is earned and accrued as of the date of termination but no other monies or benefits except that: (A) in the case of Executive’s Disability, if no Disability Plan or Disability Insurance Policy is in place, Executive shall receive fifty per cent (50%) of her base pay for a period not to exceed twenty four (24) weeks; and (B) Executive shall be entitled to receive any extended benefits provided to all employees of Company or Bank, or required by law, such as COBRA health insurance coverage, etc.

(c) Without Cause. In the event that the Company engages in conduct that constitutes Good Reason, then Executive shall be entitled to resign from her employment with Company, and continue to receive her Base Salary, payable as before such termination, through May 31, 2019, unless she is terminated on or before May 31, 2017, in which case she will continue to receive her Base Salary through May 31, 2020; subject to Section 12 hereof, to continue to receive such health care insurance as may then be provided to Executive pursuant to its Employee benefit plans until such time as Executive is eligible for Medicare, or some similar health care coverage provided by state or federal governments; and shall receive all benefits and reimbursements accrued and payable to Executive at the time of termination of her employment hereunder, including any stock or payments to which Executive is entitled under and subject to the terms of all incentive plans in which Executive participates (including and subject to the terms of each and any individual grant or award agreement), including stock option plans, restricted stock plans, performance share plans, and any other stock-based or cash-based incentive plans and the individual grant or award agreements under such plans (collectively Executive’s “Severance Pay”). Notwithstanding the foregoing, if Company offers and Executive voluntarily accepts terms of employment that would otherwise constitute Good Reason, then Executive shall be deemed to have waived her right to resign and receive Severance Pay. Upon termination of Executive’s employment hereunder for any reason (other than by Company for Cause), whether voluntarily by Executive or by termination by Company without Cause, Executive shall continue to be bound by the terms of the confidentiality agreement contained in Section 8 hereof, the covenant not to compete contained in Section 8 hereof, and the non-solicitation provisions contained in Sections 9 and 10 hereof. In the event Executive’s employment hereunder is terminated by Company for Cause, Executive shall not be bound by the covenant not to compete in Section 8 hereof.

(d) By Executive. Notwithstanding any of the foregoing provisions in this Amended Agreement, Executive may terminate the employment of Executive hereunder without notice at any time. In the event of a termination by Executive for any reason other than Good Reason, including the death or Disability of Executive, the Executive shall be entitled to receive only the compensation that is earned and benefits and reimbursements accrued as of the date of termination but no other monies or benefits other than continuing benefits under any retirement plan, disability insurance policy, or life insurance policy payable by virtue of the retirement, death or disability of Executive having occurred prior to such termination of employment. Upon termination of Executive’s employment hereunder for whatever reason, Executive shall continue to be bound by the terms of the confidentiality agreement contained in Section 7 hereof, the covenant not to compete contained in Section 8 hereof, and the non-solicitation provisions contained in Sections 9 and 10 hereof.

6. Compliance with Section 409A.

(a) Executive shall not have any right to make any election regarding the time or form of any payment due under this Agreement.

(b) A payment of any amount or benefit hereunder that is (i) subject to Code Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (within the meaning of Code Section 409A), then to the extent that any amount to which Executive is entitled in connection with her separation from service is subject to Code Section 409A, payments of such amounts to which Executive would otherwise be entitled during the six month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(c) Notwithstanding any provision of this Agreement or any other arrangement to the contrary, to the extent that any payment to Executive under the terms of this Agreement or any other arrangement would constitute an impermissible acceleration or deferral of payments under Code Section 409A of the or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of Company, such payments shall be made no earlier or later than at such times allowed under Code Section 409A or the terms of such plan, program, arrangement or policy.

(d) Any payments provided in this Agreement or any other arrangement subject to Code Section 409A as an installment of payments or benefits, is intended to constitute a separately identified “payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(i).

7. Confidentiality. Executive shall not, at any time or in any manner, during or after the Term, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner, whatsoever, any material information concerning any matters affecting or relating to the business of Company, except in the course of performing her duties while employed by Company or the Bank. This includes, without limitation, the name of its clients, customers or suppliers, the terms and conditions of any contract to which Company or the Bank is a party or any other information concerning the business of Company or the Bank, its manner or operations or its plans for the future without regard to whether all of the foregoing matters will be deemed confidential, material or important. Executive further agrees that she shall continue to be bound by the provisions of this paragraph following any termination of Executive’s employment pursuant to this Amended Agreement.

8. Covenant Not to Compete. During the Term and for the period of twenty-four (24) months thereafter, upon termination of Executive’s employment hereunder for any reason (other than by Company for Cause), whether voluntarily by Executive or by termination by Bank without Cause, Executive agrees that Executive will not be employed by, consult with, or directly or indirectly own, become interested in, or become involved in any manner whatsoever in any business (including any bank or other financial institution in organization) which is or will be similar to or competitive with any aspect of the business of Company or the Bank which operates a bank branch or other business location in Davidson or Williamson Counties, Tennessee, or in any other county in Tennessee or any other state in which Company or the Bank operates a bank branch or other business location, determined as of the date of termination of Executive’s employment with Company. Executive agrees that should a court find the geographical scope of this covenant unreasonably broad, such court should nevertheless enforce this covenant to the extent that it deems reasonable. Executive specifically acknowledges and agrees that the foregoing restriction on competition with Company will not prevent Executive from obtaining gainful employment following termination of employment with Company and is a reasonable restriction upon Executive’s ability to compete with Company and to secure such gainful employment. In the event Executive’s employment hereunder is terminated by Company for Cause, Executive shall not be bound by the covenant not to compete in this Section 8.

9. Non-Solicitation Covenant. Executive agrees that for a period of two (2) years following the termination of her employment with Company, she will not contact or solicit, directly or indirectly, any customer or account that was a customer or account of Company within twelve (12) months prior to the termination of Executive’s employment with Company. Executive further agrees that for a period of two (2) years following the termination of her employment with Company, she will not contact or solicit, directly or indirectly, any employee or person who was an employee of Company or Bank within twelve (12) months prior to the termination of Executive’s employment with Company. The parties agree that these covenants are intended to prohibit Executive from engaging in such proscribed activities as an owner, partner, director, officer, executive, consultant, stockholder, agent, salesperson, or in any other capacity for any person, partnership, firm, corporation or other entity (including any financial institution in organization) unless she receives the express written consent of the Board. Executive specifically acknowledges and agrees that the foregoing restriction on competition with Company will not prevent Executive from obtaining gainful employment following termination of her employment with Company and is a reasonable restriction upon Executive’s ability to compete with Company and to secure such gainful employment.

10. No Enticement of Officers. Executive shall not, directly or indirectly, entice or induce, or attempt to entice or induce any Officer of Company or the Bank to leave such employment during the term of this Agreement or within two (2) years thereafter.

11. Certain Definitions. Whenever used in this Agreement and not otherwise defined herein, the following terms shall have the meanings set forth below:

(a) “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(b) “Good Reason” means any of the following:

(i)	Executive’s then current base salary is reduced;

(ii)	Executive’s work or reporting responsibilities are materially diminished, or

(iii)	Executive is relocated to a work location more than thirty (30) miles from the Executive’s then current work location.

(c) “Qualifying Termination” means:

(i)	an involuntary termination of Executive’s employment by Company for reasons other than Cause (and other than on account of Executive’s Disability);

(ii)	a voluntary termination of employment by Executive for Good Reason.

12. COBRA Health Insurance Coverage. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be interpreted to require Company to extend COBRA health insurance coverage benefits to Executive in violation of applicable law. In the event that, following termination of Executive’s employment with Company, Executive shall be entitled to receive extended insurance benefits pursuant to the terms of this Agreement, Executive shall be required to elect COBRA health insurance coverage and, thereafter, Company shall provide such coverage to Executive through a COBRA subsidy; provided, however, that at such time as Company is no longer permitted to extend COBRA health insurance coverage benefits to Executive under applicable law, Company shall provide a cash payment to Executive in lieu of such subsidy (with each cash payment being equal to the amount of the last COBRA subsidy provided to Executive prior to Executive’s termination pursuant to the terms hereof), and Executive shall elect and obtain her own health insurance coverage.

13. Remedies. Executive acknowledges and agrees that the breach or threatened breach of any of the provisions of Sections 7, 8, 9, or 10 of this Agreement will cause irreparable harm to

Company which cannot be adequately compensated by the payment of damages. Accordingly, Executive covenants and agrees that Company, in addition to any other rights or remedies which Company may have, will be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from breaching or threatening to breach any of the provisions of this Amended Agreement, without the requirement that Company post bond or other surety. Such right to obtain injunctive relief may be exercised at the option of Company in addition to, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which Company may have as a result of any such breach or threatened breach.

14. Entire Agreement. Company and Executive agree that this Amended Agreement contains the complete agreement concerning the employment arrangement, written or oral, between them and that this Amended Agreement supersedes all prior negotiations, practices and/or agreements. Neither party has made any representations that are not contained herein on which either party has relied in entering into this Amended Agreement.

15. Assignment. It is agreed that Company shall have the right to assign this Amended Agreement to any purchaser of the business of or substantially all of the assets of Company. This is a personal services contract, and may not be assigned by Executive.

16. Modification. This Amended Agreement shall not be modified or amended except by a writing duly executed by both parties. No waiver of any provision of this Amended Agreement shall be effective unless the waiver is in writing and duly executed by both parties.

17. Waiver of Breach. The waiver by a party of the breach of any provision of this Amended Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof by that party.

18. Severability. The provisions of this Amended Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions.

19. Choice of Law. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

20. Notice. Any notice required or authorized hereunder shall be deemed delivered when delivered to Executive or to an executive officer of Company, or when deposited, postage prepaid, in the United States mail certified, with return receipt requested, addressed to the parties as follows:

Executive:	Claire W. Tucker
801 Kathridge Ct.
Brentwood, TN 37027

with a copy (which copy shall not constitute notice) to:

Michael D. Sontag
Bass, Berry & Sims
150 Third Avenue South, Suite 2800
Nashville, TN 37201

Bank:	CapStar Financial Holdings, Inc.
201 4th Ave. North, Suite 950
Nashville, TN 37219
Attn: Secretary

with a copy (which copy shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
Attn: Chase Cole
511 Union Street, Suite 2700
Nashville, TN 37219

21. Survival. The provisions of Sections 7, 8, 9, 10, 11, 13 and 17 of this Amended Agreement shall survive any termination of this Amended Agreement.

22. Withholding. Company shall be entitled to withhold from amounts payable to Executive hereunder such amounts as may be required by applicable law.

[Execution Page follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties have caused this Amended Agreement to be executed and delivered as of the day and date first written above.

COMPANY:		EXECUTIVE:

CapStar Financial Holdings, Inc.

/s/ Claire W. Tucker
Claire W. Tucker

By:	/s/ Dennis C. Bottorff
Name:	Dennis C. Bottorff
Title:	Chairman